UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 26, 2011
Date of Report (Date of earliest event reported)

STRATEGIC AMERICAN OIL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-53313	98-0454144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Gessner, Suite 200 Houston , Texas	77024
(Address of principal executive offices)	(Zip Code)

(281) 408-4880
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01       Completion of Acquisition or Disposition of Assets.

Completion of Acquisition

Effective on September 26, 2011, Strategic American Oil Corporation (the "Company") closed its previously announced acquisition of SPE Navigation I, LLC, a private Nevada limited liability company ("SPE"), from CW Navigation, Inc., KD Navigation, Inc. and KW Navigation, Inc., each a Texas corporation (collectively, the "Sellers"). The material assets of SPE consist of certain oil and gas working interests in and to four producing oil and gas fields located in Galveston Bay, Texas, together with one million shares of Hyperdynamics Corporation (NYSE: HDY).

Pursuant to the terms of the Company's previously announced Purchase and Sale Agreement (the "Agreement") with the Sellers and SPE regarding this matter, the Company acquired the Sellers' 100% interest in SPE for total consideration consisting of 95,000,000 restricted common shares of the Company issued at a deemed issuance price of $0.10 per share.

CW Navigation, Inc. is owned 100% by the brother-in-law of Jeremy Driver, the Company's Chief Executive Officer and a director. KD Navigation, Inc. is owned 100% by Mr. Driver's wife. KW Navigation, Inc. is owned 100% by Mr. Driver's sister-in-law.

Item 3.02       Unregistered Sales of Equity Securities.

Subsequent to its quarter ended April 30, 2011, the Company has issued an aggregate of 99,739,630 unregistered shares of is common stock, as described below.

Effective September 9, 2011, the Company issued an aggregate of 4,739,630 restricted common shares in a private placement offering to five subscribers (each, a "Subscriber" at a deemed issuance price of $0.10 per share. The offering was made to such Subscribers in connection with and in consideration, in part, of each such Subscriber's prior subscription and/or finder's fee subscription in and to the Company which was completed in October and/or November of 2009 (each being a "Prior Subscription") in accordance with the terms and conditions of certain subscription materials entered into at such time as between the Company and each Subscriber (collectively, the "Prior Subscription Materials"). Although the Prior Subscription Materials did include various price protection (i.e., ratchet) provisions (each a "Ratchet"), the Ratchet provisions did not extend to the circumstance in which a particular Subscriber would have exercised any of their pre-Ratchet $0.23 exercise price warrants forming part of their Prior Subscription units in and to the Company (each a "Warrant") in advance of an actual Ratchet event taking place. As a consequence, and in consideration of each Subscriber having exercised certain of their Prior Subscription Warrants prior to a subsequent event that triggered a Ratchet event that reduced the exercise price of the other Warrants in such series to $0.10 per Warrant Share, the Company offered to such Subscribers an aggregate of 4,739,630 common shares at a deemed issuance subscription price of $0.10 per common share, in full and complete satisfaction of the number of Ratchet common shares which each Subscriber would have been entitled to on a post-Ratchet basis, should they have exercised their Warrants on a post-Ratchet basis rather than on a pre-Ratchet basis. The Company relied on exemptions from registration under the United States Securities Act of 1933, as amended, provided by and Regulation S (with respect to three of the Subscribers) and Rule 506 of Regulation D (with respect to the remaining two Subscribers).

Effective September 26, 2011, in connection with the Agreement described in Item 3.02 above, the Company issued a total of 95,000,000 restricted common shares to the three Sellers. The Company relied on exemptions from registration under the United States Securities Act of 1933, as amended, provided by Rule 506 of Regulation D.

Item 9.01        Financial Statements and Exhibits

(a)       Financial Statements of Business Acquired

The Company intends to file the financial statements required by this item by December 9, 2011 (which is the date that is not later than 71 calendar days after the date that this initial Current Report on Form 8-K must be filed in connection with the acquisition disclosed in Item 2.01 of this Current Report).

(b)       Pro forma Financial Information

The Company intends to furnish the pro forma financial information required by this item by December 9, 2011 (which is the date that is not later than 71 calendar days after the date that this initial Current Report on Form 8-K must be filed in connection with the acquisition disclosed in Item 2.01 of this Current Report).

(c)       Shell Company Transaction

Not applicable.

(d)       Exhibits

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC AMERICAN OIL CORPORATION
Date: September 30, 2011	"Jeremy Driver" Name: Jeremy Driver Title: Chief Executive Officer and a director

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